ARTICLES OF CORRECTION
OF
BRIDGES INVESTMENT FUND, INC.

TO THE SECRETARY OF STATE OF THE STATE OF NEBRASKA:

Pursuant to Section 21-2007 of the Nebraska Business Corporation Act, as amended, the undersigned corporation adopts the following Articles of Correction:

1.           The name of the corporation is:  Bridges Investment Fund, Inc., a Nebraska corporation (the "Corporation").

2.           The document to be corrected is:  Amended and Restated Articles of Incorporation of the Corporation, which were attached as Appendix A to a Certificate of Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Nebraska on April 12, 2006 (the "Amended and Restated Articles").

3.           Such Amended and Restated Articles incorrectly stated the par value in Article VII:

" ARTICLE VII
CAPITALIZATION

(a)           The total number of shares of stock of all classes and series that the Corporation has authority to issue is one hundred million (100,000,000) shares of common stock (par value of One Thousandth of One Cent, ($0.00001) per share), amounting in aggregate par value of Ten Thousand Dollars ($10,000).  Of said common shares, 50,000,000 shares may be issued in the series of common shares hereby designated Bridges Investment Fund shares."

The par value amount is incorrectly stated as $0.00001 per share and should have been stated as $0.0001 per share.  This incorrect statement was apparently the result of a typographical error.

4.           Such Article VII of the Amended and Restated Articles should read as follows:

"ARTICLE VII
CAPITALIZATION

(a)           The total number of shares of stock of all classes and series that the Corporation has authority to issue is one hundred million (100,000,000) shares of common stock, par value of $0.0001 per share, amounting in aggregate par value of Ten Thousand Dollars ($10,000).  Of said common shares, 50,000,000 shares may be issued in the series of common shares hereby designated Bridges Investment Fund shares."

Dated:  March 26, 2015

BRIDGES INVESTMENT FUND, INC.

By: /s/ Edson L. Bridges III
Edson L. Bridges III, President and Chief
Executive Officer